UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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TICC Capital Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TICC ISSUES REVISED LETTER TO STOCKHOLDERS

Cites Advantages of Agreement with Benefit Street Partners

Urges Stockholders to Vote the WHITE Proxy Card

GREENWICH, CT – September 28, 2015 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") issued a revised letter to stockholders in connection with the Company’s Special Meeting on October 27, 2015. The revised letter clarifies certain disclosure contained in a letter set forth in a press release issued by TICC on September 24, 2015. In addition, the revised letter reiterates the advantages of the previously announced investment advisory agreement with Benefit Street Partners (“BSP”) and urges stockholders to sign, date and return the WHITE proxy card. The revised letter also urges stockholders to discard any mailings and GOLD proxy cards they may receive from TPG Specialty Lending, Inc. (“TSLX”).

The revised letter and additional information regarding the Special Meeting can be found at TICC’s newly launched website www.TICCBSPAgreement.com

The full text of the revised letter is as follows:

September 28, 2015

Dear Stockholder:

URGENT: VOTE NOW TO PROTECT YOUR INVESTMENT & QUARTERLY DISTRIBUTION

In August, TICC Capital Corp. (“TICC”) announced that the members of its investment adviser had entered into an agreement with Benefit Street Partners under which BSP will acquire control of TICC’s investment adviser. TICC’s stockholders are being asked to approve a new investment advisory agreement and to elect six new directors to TICC’s Board of Directors. The Company’s name will change to Benefit Street Capital Corp. We need your vote to approve these proposals at the October 27, 2015 Special Meeting.

PLEASE SIGN & RETURN THE WHITE CARD TODAY!

OR GO TO WWW.TICCBSPAGREEMENT.COM FOR ONLINE VOTING INSTRUCTIONS

Although TICC will have a different name after the closing of this transaction, you will still own the same amount and same type of securities in the same Company. Additionally, TICC’s Board of Directors has negotiated a lower management fee – from an annual rate of 2 percent of the company’s gross assets to an annual rate of 1.5 percent, and the Company’s quarterly distribution policy will remain the same.

Furthermore, we believe the Company’s stockholders will benefit from, among other things:

•	The resources of a larger platform, an increase in deal flow and the opportunity to act as lead investor in more transactions,

•	Access to BSP’s relationships and investment professionals,

•	A more diversified portfolio over time, with a reduced concentration in CLO investments,

•	The opportunity to realize the full net asset value of the Company’s portfolio, and

•	The potential for an increased trading price of the Company’s common stock.

DON’T LET TSLX MISLEAD YOU!

Recently, another firm, TPG Specialty Lending, Inc. (TSLX) began a self-serving campaign against our proposals. Why? It’s very simple. TSLX is trying to make off with your assets for less than their fair value -- and pay you a lower quarterly distribution on an as-converted per share basis.

IGNORE ANY MAILINGS YOU MAY RECEIVE FROM TSLX. DO NOT RETURN ANY GOLD CARDS YOU MAY RECEIVE IN THE NEXT FEW WEEKS!

TICC's net asset value as of June 30, 2015 was $8.60 per share and TSLX has proposed paying TICC stockholders $7.50 per share in TSLX stock, an approximate 13 percent discount!! The dilutive effect to TICC's stockholders is compounded by the fact that TSLX's shares are trading at a premium to their net asset value. We don’t think you should sell something with a net asset value of $8.60 for $7.50 in TSLX stock.

Distributions to TICC's stockholders on an as-converted per share basis are expected to decline under the TSLX proposal. TICC's current distribution rate is over 16 percent;1 TSLX is at 9 percent. On top of this, TSLX has a higher expense ratio than TICC. In this regard, TICC had a ratio of expenses to average net assets of 8.58 percent for the six months ended June 30, 2015, as compared to 9.64 percent for TSLX.2 As previously announced, TICC’s expenses are expected to decrease after its entry into the new investment advisory agreement with BSP.

The TSLX proposal is non-binding and conditioned on, among other things, their unspecified due diligence requirements and votes by the stockholders of both companies. As a result, TSLX may change or even withdraw its proposal at any time. Also, as it is unlikely that any transaction with TSLX would close in 2015, if at all, this would present TICC investors with significant uncertainty in a volatile market.

EVEN IF YOU HAVE ALREADY VOTED, WE URGE YOU TO VOTE THE WHITE CARD TODAY!

DON’T LET TSLX TAKE YOUR COMPANY AND REDUCE YOUR QUARTERLY DISTRIBUTION!!

___________________________

1 A portion of TICC’s 2015 distributions are expected to include a return of capital component.

2 Source: Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015 of TICC and TSLX. In addition, TICC’s ratio of expenses to average net assets includes a one-time reversal of approximately $2.4 million in net investment income incentive fees during the six months ended June 30, 2015 relating to a non-material error in TICC’s accounting policy for revenue recognition.

Our Special Committee of the Board, comprised of three independent directors carefully reviewed various options for the Company. We strongly believe that the BSP proposal is in your best interests.

PLEASE SIGN & RETURN THE WHITE CARD TODAY!

OR GO TO WWW.TICCBSPAGREEMENT.COM FOR ONLINE VOTING INSTRUCTIONS

Thank you for your support.

Sincerely,

Steve Novak

Chair, Special Committee, TICC Capital Corp.

Important

Your Vote Is Important. No matter how many shares of TICC’s common stock you own, please vote your WHITE proxy today, to ensure that your instructions are received in a timely manner. We urge you to vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card or by signing, dating and mailing your card in the enclosed envelope.

If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, they can only vote your shares upon receipt of your specific instructions.

If you have any questions or require any additional information concerning the TICC Capital Corp. Special Meeting, please contact our proxy solicitor, Okapi Partners at the address set forth below.

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, New York 10022

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 566-1922

Email: info@okapipartners.com

About TICC Capital Corp.
TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It
In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:
Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922